EXHIBIT 10.10

EXECUTION COPY

Date:  January 14, 2008

Oppenheimer & Co. Inc.
125 Broad Street

New York, NY 10004

Gentlemen:

This will confirm our agreement (“Agreement”) under which we (“we”, “us”, “our” or “Clearing Firm”) shall act as clearing broker for the Accounts (defined below) introduced to us by you (“you”, “your” or “Introducing Firm”) on a fully disclosed basis as introducing broker during the transition period.  Accounts shall mean (a) Transferred Accounts and (b) any customer and proprietary accounts opened by or within the Transferred C Businesses during the term of this Agreement after the Closing Date for which you desire our clearing services (“New Accounts”).

For the purpose of the Securities Investors Protection Act (“SIPA”), and the financial responsibility rules of the Securities and Exchange Commission (“SEC”), any of your customers who own the Accounts (the “Customers”) shall be treated as customers of Clearing Firm and not of Introducing Firm and your Accounts shall be treated as proprietary accounts of an introducing broker (each, a “PAIB”).  Capitalized terms not defined herein shall have the meanings given to them in the Asset Purchase Agreement dated November 2, 2007, as amended and restated on January 14, 2008 (“Asset Purchase Agreement”), between the parties.  You and we further agree:

1.

Clearing Firm shall:

(a)

execute and/or clear and/or settle (hereafter referred to as “clear”, “clearing”, or other forms of the word “clear” as the context requires) transactions in securities on a fully disclosed basis for your PAIBs, if any, and the other Accounts, according to orders given to us by you;

(b)

monitor and request of Accounts (directly or through you as necessary) the following:

(i)

timely payment of obligations for purchases, interest and other charges,

(ii)

timely delivery of securities sold, and

(iii)

the maintenance of sufficient money and securities in Accounts required by Federal Reserve Board Regulation T and all other applicable laws, rules and regulations and additional requirements imposed by us, and buy-in or sell-out positions in Accounts who fail to comply with the foregoing;

(c)

extend credit for margin purchases in Accounts in accordance with applicable laws, rules and regulations and the Clearing Firm’s own credit policies and additional requirements;

(d)

be responsible for calculating margin requirements and initiating margin calls and shall be responsible for the administration of the rehypothecation and lending of securities in Accounts;

(e)

be responsible for handling and maintenance of funds and securities at any time that such funds and securities are in its possession as required under Rule 15c3-3 under the Securities Exchange Act of 1934 (“Exchange Act”);

(f)

be responsible for making inquiry, when applicable, as to the status of securities certificates in accordance with Exchange Act Rule 17f-1;

(g)

transfer securities to and from Accounts, provide for the custody, safeguarding and segregation of Customers’ money and securities left with us, including, without limitation, receipt and payment of dividends on securities, and arrange for the receipt and delivery of securities for exchange/tender offers, rights and warrants offerings, redemptions and other similar transactions according to your instructions;

(h)

maintain books and records required by applicable laws, rules and regulations regarding Accounts for brokers having custody of customer money and securities;

(i)

issue required confirmations, statements and notices (“Notices”) directly to Customers:

(i)

on forms, as may be modified, unless you reasonably object, to meet our operational, formatting and production requirements, which contain an appropriate legend reflecting our agreement with our service provider, Broadridge, with duplicates thereof to you; or

(ii)

at our option, we will prepare and send to Customers daily purchase and sale confirmations and monthly statements of accounts, which shall meet our requirements as to format and quality, and will send duplicates to you. Such confirmations and statements will indicate that the account was introduced by you.  Furthermore, all statements shall state that all customer funds and securities are located at Clearing Firm and shall furnish the name of a contact person or department at Clearing Firm with whom the customer may address inquiries;

(j)

secure and maintain licenses, registrations, permits, approvals and agreements required under applicable laws, rules and regulations for us to clear securities transactions or engage in any other transaction or business which is to be performed hereunder;

(k)

provide Introducing Firm such forms and documents as are necessary for Introducing Firm to open and maintain Accounts in such quantities as necessary;

(l)

remit to you on a weekly basis an amount equal to the fees earned on Customer Accounts less all accrued compensation due to us under Section 4(a) of this Agreement, with the balance due remitted to you by the 15th of the following calendar month net of other adjustments and offsets provided hereunder;

(m)

in order for Introducing Firm to treat PAIB assets as allowable assets in calculating its net capital, establish a separate reserve account and perform the PAIB calculation in accordance with the provisions, procedures and interpretations set forth in that certain no-action letter dated November 3, 1998 from the SEC Division of Market Regulation (as such letter may be modified, amended or supplanted by subsequent SEC guidance and/or rulemaking efforts related to Exchange Act Rules 15c3-1 and 15c3-3);

(n)

forward promptly any written Customer complaint received by us regarding you or your associated persons relating to functions and responsibilities allocated to you under this Agreement directly to you and to your designated examining authority under Section 17 of the Exchange Act, and, in such event, we will also notify the Customer in writing that we received such Customer’s complaint and forwarded it to you and the appropriate designated examining authority;

(o)

provide you the reports specified on Exhibit A to this Agreement, as the same may be amended from time to time, and will notify you annually of all such reports supplied in accordance with New York Stock Exchange (“NYSE”) Rule 382 and NASD Rule 3230;

(p)

assist you in resolving any discrepancies or errors that may occur in the processing of transactions for Accounts; and

(q)

negotiate with you a separate agreement for the provision of reporting and related services with respect to the parties’ respective obligations under the Order Audit Trail System of the Financial Industry Regulatory Authority (“FINRA” f/k/a NASD).

2.

Limitations on Clearing Firm Responsibilities.

Our obligations under this Agreement, including Section 1 hereof, shall be conditioned on our receipt of proper documentation necessary under applicable laws and regulations to support the opening of accounts, including Accounts, on our books. You agree that we are not required to clear any transaction or otherwise perform any services (i) for the accounts of persons other than you and Customers, (ii) with respect to instruments, products and services not offered to Customers by us as of the effective date of the Asset Purchase Agreement, or (iii) related to any transaction or class of transaction not specifically referred to in this Agreement, without our consent and unless and until the terms and compensation for such accounts or transactions have been agreed upon in writing between you and us.

3.

Introducing Firm shall:

(a)

at or before the opening of New Accounts, at our request, provide us with your completed new account form and any other information or documentation that we may request related to the opening of such account, and inform us of any changes regarding such information;

(b)

to the extent not previously obtained by us with respect to any particular Transferred Account, secure from Customers all agreements, papers and documents reasonably required or requested by us to carry out any of our clearing functions, extend credit to Customers or engage in the borrowing or lending of Customers’ securities or other transactions which we may effect, on forms provided by us.  We may, without relieving you of your duties hereunder, secure such agreements and documents from Customers directly;

(c)

pay then-applicable exchange fees and clearing charges for securities transactions we clear hereunder;

(d)

with respect to New Accounts, be solely and exclusively responsible for compliance with all applicable Customer suitability, “know your customer” and similar requirements created or imposed under NYSE Rule 405 and other applicable laws, rules and regulations; establish, review, approve and maintain New Account files of Customers; establish procedures to supervise your representatives, agents and employees to effect the foregoing; and maintain books and records reasonably reflecting your activities and required under applicable regulatory and self-regulatory laws, rules and regulations as they pertain to you and your activities;

(e)

agree that additional rules and regulations that pertain to broker-dealers may apply to this Agreement, and, upon our request, adhere to such applicable rules and regulations;

(f)

notify Customers in writing of our respective Customer-related responsibilities as required by NASD Rule 3230 and other applicable laws, rules and regulations;

(g)

secure and maintain licenses, registrations, permits, approvals and agreements required under applicable laws, rules and regulations for you or your representatives, agents, and employees to effect any transactions for, or render services to, or for Customers or for Introducing Firm’s proprietary Accounts;

(h)

secure from your representatives, agents and employees their agreement, in accordance with your policies and procedures, to comply in all respects with your “insider trading,” anti-manipulation and employee securities transactions policies, procedures and rules that are established and maintained by you;

(i)

obtain and provide to Clearing Firm all necessary authorizations to permit you and us to act as brokers or dealers, exercise and perform our respective rights, duties and obligations hereunder and retain commissions for effecting brokerage transactions;

(j)

be solely and exclusively responsible for any investment advice given by you to Customers, for securing all authorizations and agreements necessary to render investment advice or exercise discretionary authority, and supervising any such discretionary Accounts;

(k)

make, or direct Customers to make, payments of money and deliver securities to us and, if such payments or deliveries are made to you to promptly pay such money or deliver such securities to us within the meaning of the SEC financial responsibility rules;

(l)

accept or reject orders from Customers sent to us through whatever means (including, without limitation, direct market access orders submitted pursuant to a separately executed Electronic Trading Agreement between you and us); provided, however, that we may in our sole and absolute discretion, refuse to execute and clear any transaction introduced by you to us in accordance with our reasonable criteria either (i) established prior to the Closing Date or (ii) agreed to by you thereafter;

(m)

accurately transmit orders to us within a time period to be mutually determined by the parties;

(n)

negotiate commission charges with Customers; provided, however, in no event shall we be entitled to less than amounts to be paid to us hereunder;

(o)

respond to Customer inquiries or complaints and promptly notify us of inquiries or complaints directed to or made against you or us;

(p)

be solely and exclusively responsible for payment and or delivery of “when issued” transactions in Customers Accounts;

(q)

be solely and exclusively responsible for resolving any discrepancies or errors that may occur in the processing of transactions for Accounts;

(r)

obtain advance written approval from us as to an account for a Customer who comes under any prohibition contained in NYSE Rule 407;

(s)

furnish us copies of FOCUS Reports, financial statements for the current fiscal year, the executed Forms X-17A-5 (Parts I and IIA) filed with the SEC, any amendments to your SEC Form BD, and any other regulatory or financial reports Clearing Firm may from time to time require, such reports to be provided to us at the time you file such reports with your primary examining authority; and notify us at least ten (10) days in advance of withdrawals that will reduce your net capital below 150% of your regulatory requirement;

(t)

prepare, submit, and maintain copies of all reports, records and regulatory filings required of you by any entity that regulates you including, but not limited to, copies of all account agreements and similar documentation obtained pursuant to paragraph 3(b) of this Agreement; to the extent that we are required to prepare or submit any reports or records by any entity that regulates us, you shall cooperate in providing us with any information needed in order to prepare such reports or records;

(u)

promptly advise us after discovery by you of any alleged errors contained in any Notice sent by us to you or Customers;

(v)

be solely and exclusively responsible for assuring that cash and securities received by us under this Agreement are genuine and not lost, stolen, forged or counterfeit, and that securities ordered by you to be sold or transferred may be sold or transferred without restriction or that all restrictions on sale or transfer have been complied with;

(w)

be solely and exclusively responsible for determining whether any securities held or delivered in connection with Accounts are restricted or control securities as defined by applicable laws, rules, or regulations, and assuring that orders executed for such securities comply with such laws, rules and regulations;

(x)

maintain a Brokers Blanket Bond with at least the minimum coverage required by FINRA; and

(y)

give required notice and obtain required approvals of employers in each case in which a customer is an employee of a broker-dealer, a self-regulatory organization, or a financial institution, including but not limited to any accounts that are subject to NYSE Rule 407A.

4.

Compensation for Services.

(a)

For our services provided pursuant to this Agreement you shall pay us the amounts described in the fee schedule attached as Exhibit B to this Agreement, paid in the manner provided in section 1(l) of this Agreement.

(b)

For the financing of open positions in each PAIB, we will charge, on a daily basis, LIBOR plus 100 basis points.  This funding charge will be net of any deposit you make towards the funding of the PAIBs.  In regard to the credit balances generated by short positions in PAIBs, we will credit you either (i) the actual securities borrowed rebate minus 12.5 basis points for equities and 20 basis points for fixed income securities or (ii) where there is not a securities borrow contract, we will credit you 80% of LIBOR.

(c)

In addition, we will retain (i) 50% of the spread over LIBOR charged on Customer account margin loans and (ii) 50% of the spread on interest paid customers on credit balances as compared to a base rate of 80% of LIBOR.  All other compensation earned by, or paid or allocated to, any third party with respect to any Account shall continue to be earned by, or paid or allocated to, such third parties.

(d)

For the sake of clarity, in connection with transactions in Canadian securities, you agree to pay rates to be mutually agreed upon and consistent with our rates for comparable transactions charged to other customers.

5.

Representations and Warranties.

Each party represents and warrants to the other party that: (i) it, and each of its officers, directors, and employees engaged in the securities or investment business, is duly registered, qualified, licensed and/or a member in good standing with or of the SEC, FINRA and each state and/or self-regulatory organization where or on which it conducts business; (ii) it is, and at all times during the term of this Agreement will be, in compliance with applicable net capital, financial responsibility and customer protections rules of the SEC, FINRA and each state and/or self-regulatory organization where or on which it conducts business; (iii) it has all the requisite authority in conformity with all applicable laws and regulations to enter into this Agreement and to engage in the activities and transactions contemplated hereby directly or through one or more service providers; and (iv) it shall keep confidential, except as may be required by law, any nonpublic information it may acquire as a result of this Agreement regarding the business, affairs and customers of the other party, which representation and warranty shall survive the life of this Agreement.

6.

Termination; Events of Default; Continuity for Canadian Execution Services.

(a)

This Agreement shall terminate, on an Account-by-Account basis, upon the earlier of (i) the date on which such Account is transferred to you in accordance with the Asset Purchase Agreement (which, with respect to any New Account, shall be the earlier of the one year anniversary of the Initial Closing Date or such earlier date as you notify us of in writing), or (ii) such other time agreed to by mutual written consent of the parties.

(b)

Notwithstanding any provision in this Agreement, the following events or occurrences shall constitute an Event of Default under this Agreement:

(i)

either the Clearing Firm or the Introducing Firm shall fail to perform or observe any term, covenant or condition to be performed or observed by it hereunder and such failure shall continue to be unremedied for a period of 30 days (10 days in the case of a failure of either the Clearing Firm or the Introducing Firm to maintain net capital ratios as required by applicable rules and regulations) after written notice from the non-defaulting party to the defaulting party specifying the failure and demanding that the same be remedied; or

(ii)

any representation or warranty made by either the Clearing Firm or the Introducing Firm herein shall prove to be incorrect at any time in any material respect; or

(iii)

a receiver, liquidator or trustee of either the Clearing Firm or the Introducing Firm, or of its property, held by either party is appointed by court order and such order remains in effect for more than 30 days; or either the Clearing Firm or the Introducing Firm is adjudicated bankrupt or insolvent; or any of its property is sequestered by court order and such order remains in effect for more than 30 days; or a petition is filed against either the Clearing Firm or the Introducing Firm under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within 30 days after such filing; or

(iv)

either the Clearing Firm or the Introducing Firm files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law; or

(v)

either the Clearing Firm or the Introducing Firm makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator of either the Clearing Firm or the Introducing Firm, or of any property held by either party.

(c)

Upon the occurrence of any such Event of Default, the non-defaulting party may, at its option, by notice to the defaulting party declare that this Agreement shall be thereby terminated and such termination shall be effective as of the date such notice has been sent or communicated to the defaulting party.

(d)

At or before the Account Conversion Date, if you so request, we shall cause our Affiliate, CIBC World Markets Inc. (“CWMI”), to negotiate with you a separate agreement for the provision of execution and related services with respect to Canadian securities at rates to be mutually agreed upon and consistent with CWMI’s rates for comparable services provided to other customers.

7.

Indemnification; Other Terms.

(a)

If any claim, action or proceeding (“action”) is made by us or brought against us arising out of or related to any transaction we have cleared hereunder or any other action taken or not taken by us under this Agreement, then, except for our willful misconduct, fraud, or gross negligence, you shall indemnify and hold us fully harmless from any and all liabilities, loss, damage and expenses, including reasonable attorneys’ fees (collectively “Costs”), incurred or sustained by us resulting from or arising out of any action.  If you incur any Costs resulting from or arising out of any action, then, except for our willful misconduct, fraud, or gross negligence, you hereby waive any right to contribution or indemnification from us.  Without limiting the foregoing, you agree that you shall hold us fully harmless for any Costs incurred by us arising out of: (i) your violation of any law, rule or regulation of any federal, state or foreign regulatory or self-regulatory authority, including but not limited to the SEC and FINRA; (ii) your failure to comply with any suitability requirement, “know your customer” requirement with respect to New Accounts, identity verification requirement with respect to New Accounts, or customer protection requirement to which you are subject, or your obligations as set forth in Section 3 of this Agreement; (iii) the failure of any introduced account to make timely payment for the securities purchased by it or timely and good delivery of securities sold for it, or timely compliance by it with margin or margin maintenance calls, whether or not any margin extensions have been granted by us pursuant to your request; (iv) the nonpayment or return to us unpaid of any check or draft given to us by any introduced accounts; (v) the payment and delivery of all “when issued” or “when distributed” transactions which we may accept, forward or execute for introduced accounts; and (vi) any transaction or action taken or refrained from being taken by us based on instructions or Notices given to us that were fraudulent or not properly authorized.

(b)

For extensions of credit by us to Customers in margin accounts or otherwise, we shall charge interest based upon the average broker’s call money rate of a group of banks selected by us (our “broker’s call rate” calculated with respect to Customer accounts in a manner substantially similar to that in effect as of December 31, 2007 increased pursuant to our normal rate chart.

(c)

If a Customer fails to make full and timely payment or delivery for securities purchased or sold, respectively, you shall pay to us the amount of any charges sustained or incurred by us.  If use of our funds is involved with respect to computing part of all of such Cost, such use of funds shall be calculated at our broker’s call rate for each day or part thereof of such late payment or delivery.

(d)

We may, in our sole and absolute discretion, reject any proposed Customer or transaction and terminate any New Account.

(e)

ANY DISPUTE OR CLAIM ARISING OUT OF THIS AGREEMENT SHALL BE SUBMITTED TO ARBITRATION UNDER THE RULES OF THE ARBITRATION COMMITTEE OF FINRA, UNLESS THE TRANSACTION WHICH GAVE RISE TO SUCH DISPUTE OR CONTROVERSY WAS EFFECTED ON AN EXCHANGE OR MARKET WHICH PROVIDES ARBITRATION FACILITIES, IN WHICH CASE IT SHALL BE SETTLED BY ARBITRATION UNDER THE ARBITRATION RULES OF SUCH FACILITIES.  THE DECISION OF THE ARBITRATORS SHALL BE BINDING ON THE PARTIES AND ANY JUDGMENT UPON ANY AWARD RENDERED MAY BE ENTERED, AND NEITHER PARTY SHALL OPPOSE SUCH ENTRY, IN A COURT HAVING JURISDICTION HEREOF THAT IS LOCATED IN THE STATE OF NEW YORK. For these purposes and all other purposes under this Agreement, you hereby consent to the jurisdiction of the courts of the State of New York, the federal courts sitting in the State of New York, and FINRA.

(f)

This Agreement shall be governed and construed in accordance with the laws of the State of New York.

(g)

Upon your giving an order to us, you shall be deemed to warrant and represent that:

(i)

such order is lawful, in compliance with all applicable laws, rules and regulations and within the scope of the authority given to you by your Customer,

(ii)

no restrictions or impediments exist with respect to such order, and

(iii)

sale orders are for fully registered securities that can be sold without restriction.  If the securities subject to an order are restricted under SEC Rule 144 or any other restriction, you shall advise us in advance and be deemed to warrant, represent and agree when placing such order that all necessary agreements, documents and papers have been or will be duly secured and filed by you as required by applicable law to permit such transaction.

(h)

Each of us shall make available to the other all appropriate data in its possession necessary for the performance of our respective duties hereunder.  All such data shall be kept confidential and shall not be disclosed in any way to any person not employed by us or not an officer, director or member of either of us.

(i)

Each of us respectively warrants and represents to the other that there is no contract, agreement or understanding which would prevent such party from entering into or performing and observing the terms of this Agreement, and each party further warrants and represents that it is duly registered, licensed or otherwise permitted under the law to enter into and perform all the terms and conditions of this Agreement.  Unless approved in writing by us, you warrant and agree that we are your sole clearing agent with respect to the Accounts and that you will maintain no other clearing arrangements for the Accounts during the term of this Agreement.  Each party agrees to immediately notify the other of any change in the foregoing.

(j)

In the event of a conflict in regulatory requirements, the rules of the NYSE or NASD (or successor rules later promulgated by FINRA) shall take precedence.

(k)

The indemnification provisions in this Agreement shall remain operative and in full force and effect, regardless of the termination of this Agreement, and shall survive any such termination.

(l)

Any amounts to be paid to either party under this Agreement shall be in U.S. dollars.

(m)

We shall not be liable for any loss caused, directly or indirectly, by government restrictions, exchange or market ruling, suspension of trading, war, acts of terrorism, strikes or other conditions beyond our control.  In the event that any communications network or computer system used by us, whether or not owned by us, is rendered inoperable, we shall not be liable to you or your Customers for any loss, liability, claim, damage or expense resulting, either directly or indirectly, therefrom; provided, however, that we shall use all commercially reasonable efforts to provide such services as reconstituted as quickly as reasonably possible thereafter.

(n)

We agree that we will reasonably cooperate with each other to identify and resolve in a timely manner any operational, systems or regulatory issues or problems that we may encounter in the course of our providing the services specified in this Agreement, and as necessary agree to any changes or modifications in those services as may reasonably be required by us.

(o)

Any modification or termination of any terms of this Agreement must be in writing signed by the parties hereto.  If the foregoing correctly sets forth our agreement, kindly sign this Agreement where provided and return it to us.  We will thereupon forward one original thereof to FINRA for its approval.

This Agreement shall take effect upon approval by FINRA pursuant to NASD Rule 3230.

CIBC WORLD MARKETS CORP.
300 Madison Avenue
New York, NY 10017

By:
      [Name]

Title:

AGREED AND ACCEPTED:

Oppenheimer & Co. Inc.

125 Broad Street

New York, NY 10004

By:

       [Name]

Title:

Date:

Exhibit A

TTS0050 -Firm’s Books and records- various reviews.
TTS0051 -Supervision of registered rep’s transactions.
TTS0003 -Supervision of registered rep’s transactions.
TTS0165 -Order and execution trade run- various reviews.
TTS0070_Detail -Order Details – various reviews
TTS0202 -Marking the close review.
TTS0148 -Various trade reporting reviews.
SIA009 -Various trade reporting reviews.
SIA012 -Various trade reporting reviews.
TTS8888 -Review of .T trades – Best Ex, trade reporting, etc.
SIA001 -Manning.
SIA002 -Manning.
SIA001A –Manning.
SIA001B -Auto- crossing.
SIA005A -Reg NMS.
SIA005B -Reg NMS.
SIA005C -Reg NMS.
SIA005D -Reg NMS.
SIA005E -Reg NMS.
SIA005F -Reg NMS.
SIA010 -ACT Comparison.
TTS0230 -Best Ex.
TTS0068 -Best Ex.
SIA003_New –LOD.
Maker Quotes report for CIBC (2 reports) -Marking of Customer tickets (3 quotes).
Non_Maker_Quotes -Marking of Customer tickets (3 quotes).
TTS7777_Manual -Trade Reporting.
Unallocated Positions Report -Best Ex.
Manual_Allocations Report –Best Ex.
Exec_Prior_Receipt_AG –Best Ex.
Exec_Alloc_AG_Cross –Best Ex.
TTS0134 -Reg SHO.
TTS0002 -Trader P&L.
Exec_Alloc Report
SIA005G -Reg NMS.
SIA005H -Reg NMS.
SIA005I -Reg NMS.
SIA005J -Reg NMS.
Latency Report -Reg NMS.
BRASS to BOFA Differences File (daily email) – Comparison of BRASS data vs. BOFA algo.
Reg NMS CBS Reports (daily email)(2 reports- “upstairs” and “exempt”)
Reg NMS CPT Reports (daily email) (2 reports- “upstairs” and “exempt”)
CBS Trading Logs (Compliance and Compliance Order) (daily email)
TTS0018 Reg NMS form T.
SIA 007 Customer Short Sales.
SIA008 Prop Short Sales.
MannPrinExec Riskless Reporting.
TTS0134_Short –Short Sales.
SHO Threshold
ACT Daily List
Eq Arb (2 Kosmos files-email) -Various reviews.
Tel AvivAD report -Various reviews.

1	Block Trading Batch Report	+ Based upon prop-acct ranges, or branch-acct combinations. + Require definition of Oppenheimer branch range.
	Cancel, Rebill, As Of Trade Distribution	+ Require definition of Oppenheimer branch range.
2	Cancel, Rebill, As Of Trade - Convertible Bonds Batch Report
3	Cancel, Rebill, As Of Trade - Customer Program Trading Batch Report
4	Cancel, Rebill, As Of Trade - High Yield Batch Report
5	Cancel, Rebill, As Of Trade - Institutional Options Batch Report
6	Cancel, Rebill, As Of Trade - London Batch Report
7	Cancel, Rebill, As Of Trade - Tel-Aviv Batch Report
8	Cancel, Rebill, As Of Trade - US Equities Batch Report
9	Error Accounts Batch Report	+ Based upon prop-acct ranges, or branch-acct combinations. + Require definition of Oppenheimer branch range.
	Fixed Income Distribution	+ Require definition of Oppenheimer branch range.
10	Fixed Income - Convertible Bonds Batch Report
11	Fixed Income - Fixed Income batchHigh Yield Batch Report
	Mark Up/Mark Down Commissions Report	+ Require definition of Oppenheimer branch range.
12	Mark Up/Mark Down - Convertible Bonds Batch Report
13	Mark Up/Mark Down - EQUITY AGENCY Batch Report
14	Mark Up/Mark Down - Equity Principal Batch Report
15	Mark Up/Mark Down - Fixed Income Principal Batch Report	+ Segregate High Yield from High Grade
16	Mark Up/Mark Down - Options Batch Report
17	Money Transfer Batch Report	+ Require definition of Oppenheimer branch range.
	Options Trading Report	+ Exclude CIHI activity. + Requires further review of criteria.
18	Options Trading - CROP-SROP Batch Report
19	Options Trading - Tel-Aviv Batch Report
20	Options Trading - World Market Batch Report
21	Rule 144A REG S Batch Report	+ Require definition of Oppenheimer branch range.
	Short Sales Report	'+ Require definition of Oppenheimer branch range.
22	Short Sales - Equities Batch Report
23	Short Sales - Tel Aviv Batch Report
	Short Sales Aggregation Units Report	+ Require definition of Oppenheimer branch range. + Needs further review of reporting logic to determine segregation rules.
24	Short Sales Aggregation Units Report - CIBC
25	Short Sales Aggregation Units Report - Convertible Bonds
26	Short Sales Aggregation Units Report - Customer Program Trading
27	Short Sales Aggregation Units Report - High Yield
28	Short Sales Aggregation Units Report - Institutional Options
29	Syndicate Trading Batch Report	+ Require definition of Oppenheimer branch range. + Needs further review of reporting logic to determine segregation rules.

EXHIBIT B

FEE SCHEDULE

You agree to pay  $568,000 per month (“Monthly Fee”) plus $1.04 per trade (“Trade Fee”) plus all other actual fees, costs and expenses associated with the clearance of each transaction (or any other fees imposed by law or otherwise agreed to by you and us).

The parties agree that both the Monthly Fee and the Trade Fee shall be adjusted each year on January 1 to reflect the increase, if any, by which the New York consumer price index (“CPI”) for the most recent year exceeds the New York CPI for the year in which this Agreement is executed.  The amount of the change in the respective fees shall be determined by multiplying the existing fees by the change in the New York CPI.

3